Exhibit 10.40

FIRST AMENDMENT TO THE

CELLSTAR CORPORATION 1993 AMENDED AND RESTATED

LONG-TERM INCENTIVE PLAN

This First Amendment to the CellStar Corporation 1993 Amended and Restated Long-Term Incentive Plan is executed and delivered this 10th day of September, 2002 to be effective as of February 22, 2002 by CellStar Corporation, a Delaware corporation (the “Company”).

RECITALS:

A.     The Company has previously adopted the CellStar Corporation 1993 Amended and Restated Long-Term Incentive Plan (the “Plan”).

B.     The Board of Directors approved an increase in the number of shares of the Company’s common stock issuable under the Plan from 8,000,000 shares to 11,000,000 shares, and the stockholders of the Company approved such increase on May 8, 2000.

C.     The Company effected a one-for-five reverse stock split (the “Reverse Stock Split”), approved by the stockholders of the Company on February 12, 2002 and effective February 22, 2002, and the Board of Directors desires to amend the Plan to reflect such Reverse Stock Split.

D.     The Board of Directors desires to amend the number of shares of the Company’s common stock issuable under the Plan from 8,000,000 to 2,200,000 shares, reflecting both the increase in the number of shares and the Reverse Stock Split.

E.     Article 10 of the Plan authorizes the Company’s Board of Directors to amend the Plan without the approval of the Company’s stockholders under certain circumstances.

F.     The Board of Directors desires to amend the Plan to revise the definition of “Change of Control.”

AMENDMENT:

NOW, THEREFORE, the Plan is hereby amended as follows:

1.     Change of Control.   Section 2.9 of the Plan is hereby amended in its entirety to read as follows:

“2.9 “Change of Control” means any of the following: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the effective date of this Plan were directors or (y) become directors after the effective date of this Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the effective date of this Plan or whose election or nomination for election was previously so approved; or (v) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7. To the extent that a Participant’s Employment Agreement differs from the Plan with respect to the meaning of “Change of Control,” if such Employment Agreement has been approved by the Compensation Committee of the Board of Directors, the definition included in such Employment Agreement shall govern.”

2.     Adjustment in Number of Shares of Common Stock Received Pursuant to an Award. Article 4 of the Plan is hereby amended by revising the third sentence to read as follows:

“Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine; provided that no Participant may receive during any fiscal year of the Company Awards in the form of shares of Common Stock, including Stock Options, SARs or Restricted Stock, the aggregate of which shall exceed 150,000 shares of Common Stock.”

3.     Increase in Number of Shares Subject to the Plan. Article 5 of the Plan is hereby amended by revising the first sentence to read as follows:

“The number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan is 2,200,000 (as may be adjusted in accordance with Articles 12 and 13 hereof).”

4.     Defined Terms; Effect Upon Plan. All initially capitalized terms used but not defined herein shall have the meanings given to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the CellStar Corporation 1993 Amended and Restated Long-Term Incentive Plan to be executed as of the date first written above by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board of Directors and the stockholders of the Company.

CELLSTAR CORPORATION

By:	/s/ TERRY S. PARKER, PRESIDENT AND CEO

Attest:

/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez, Senior Vice President, Secretary and General Counsel

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